Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of our report dated March 1, 2019, with respect to the consolidated financial statements of Carolina Financial Corporation and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and our report dated March 1, 2019 with respect to the effectiveness of Carolina Financial Corporation’s internal control over financial reporting as of December 31, 2018.

We also consent to the reference to our Firm under the headings “Experts” and “Selected Consolidated Financial Information” in the Registration Statement.

/s/ Elliott Davis, LLC

Greenville, South Carolina

October 17, 2019